Exhibit 99


                                  PRESS RELEASE
                                                                        Contact:
                                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 736-3580

FOR IMMEDIATE RELEASE
August 5, 2002

                               QCR Holdings, Inc.

                Announces Fourth Fiscal Quarter Earnings Results

QCR Holdings, Inc. (NASDAQ / QCRH) today announced earnings for the fourth fiscal quarter ended June 30, 2002 of $1.0 million, or basic earnings per share of $0.37 and diluted earnings per share of $0.36. For the same fiscal quarter in 2001, the Company reported earnings of $769,000, or both basic and diluted earnings per share of $0.34. Earnings for the twelve months ended June 30, 2002 were $3.0 million, or basic and diluted earnings per share of $1.10 and $1.08, respectively, as compared to $2.4 million, or basic and diluted earnings per share of $1.06 and $1.04, respectively, for the same period in fiscal 2001.

"We are very pleased with the operating results for the quarter and year ended June 30, 2002," said Doug Hultquist, President and Chief Executive Officer. "The Company recognized significant increases in net interest income of $1,321,000 for the quarter and $3,718,000 for the year ended June 30, 2002. Gains on sales of residential real estate loans were also a significant contributor to our earnings results for the fiscal year as the Company realized an increase in gains of $855,000 over the previous year. The Company also achieved a very significant milestone this quarter as consolidated assets have grown to more than $500 million."

Michael Bauer, Chairman of the Company and President and Chief Executive Officer of Quad City Bank & Trust added, "We worked hard to significantly increase earnings at Quad City Bank and Trust this year. As a result of considerable improvements in the bank's net interest margin, and other factors, Quad City Bank and Trust generated returns on assets and equity of 1.14% and 15.10%, respectively for the fiscal year." He continued, "The Company was also well positioned to take advantage of the significant residential real estate mortgage volume created by the record low mortgage rates in the last half of calendar 2001. While, as we anticipated, mortgage volumes have decreased in calendar 2002, we believe that we have continued to expand our share of the residential mortgage market both in the Quad Cities and in Cedar Rapids."

The significant earnings improvements in net interest margin and gains on sales of real estate loans for the year were partially offset by the anticipated start-up costs at the Company's newly chartered bank subsidiary, Cedar Rapids Bank & Trust, and increased loan loss provision expense, primarily due to substantial loan growth at the Company's subsidiary banks during the period. Also impacting earnings for the year ended June 30, 2002 were legal costs at the Company's subsidiary, Quad City Bancard, related to its arbitration proceedings to collect a large customer receivable and the subsequent settlement of the dispute in February 2002. As a result of the settlement, an amount was paid by the customer to Bancard, which resulted in the collection of the receivable, less an amount that approximated the costs of continued arbitration. The effect of the settlement was a reduction in third fiscal quarter after-tax earnings of approximately $175,000. While management believed that the claims were without merit, a determination was made that a settlement at that time was the most cost effective option for the Company.

"We are quite pleased that reported earnings per share for the 2002 fiscal year have surpassed the prior year level, even with the current year impact of the start-up costs at our new charter, the Bancard settlement and related legal costs, and the increased loan loss provisions required due to the 36% growth in our loan portfolio. While after-tax start-up losses at Cedar Rapids Bank and Trust, including the pre-charter branch losses, were $1,114,000 this fiscal year, these losses have been slightly less than anticipated, while the bank's growth has been more rapid than expected," noted Todd Gipple, Executive Vice President and Chief Financial Officer. He added, "We were very focused on improving our net interest margin during the fiscal year. As a result of these efforts, our net interest margin improved to 3.87% and 3.74% for the quarter and twelve months ended June 30, 2002, as compared to one year ago when it was 3.45% for the quarter and 3.36% for the one-year period."

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


The Company's total assets increased 29% to $518.8 million at June 30, 2002 from $400.9 million at June 30, 2001. During the same period, net loans increased by $100.9 million or 36% to $384.5 million from $283.6 million at June 30, 2001. Non-performing assets decreased to $2.3 million at June 30, 2002 from a high during the 2002 fiscal year of $3.7 million at December 31, 2001. While they ended the year higher than at the previous fiscal year end, the percentage increase in non-performing assets year over year was less than the growth in the Company's loan portfolio. Total deposits increased 25% to $376.3 million at June 30, 2002 from $302.1 million at June 30, 2001. Stockholders' equity rose to $32.6 million at June 30, 2002 as compared to $23.8 million at June 30, 2001. Contributing to the increase in stockholders' equity, in addition to earnings for the period, was a $5.0 million private placement of common stock in September 2001 in conjunction with the opening of the new bank in Cedar Rapids.

"Cedar Rapids Bank & Trust continues to be a significant contributor to the Company's growth in assets, loans, and deposits since our opening in mid-September of 2001. We have experienced rapid growth in our first nine months of operations and our charter has reached total assets of $63 million, net loans of $49 million, and deposits of $42 million as of June 30, 2002," noted Cedar Rapids Bank & Trust President and Chief Executive Officer, Larry Helling. He added, "We continue to add new commercial and retail banking relationships each week, and we are pleased with the market's reaction to our strategy of providing the highest levels of service and a personalized banking relationship."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiaries. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in merchant credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

Special Note Concerning Forward-Looking Statements. This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate,"
"may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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

                                                                As of
                                                    ---------------------------
                                                      June 30,        June 30,
                                                        2002           2001
                                                    ---------------------------
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets .................................      $  518,828       $  400,948
Securities ...................................          76,231           56,710
Total loans ..................................         390,594          287,865
Allowance for estimated loan losses ..........           6,111            4,248
Total deposits ...............................         376,317          302,155
Total stockholders' equity ...................          32,578           23,817
Common shares outstanding ....................       2,749,447        2,265,420
Book value per common share ..................           11.85       $    10.51
Full time equivalent employees ...............             190              167
Tier 1 leverage capital ratio ................            8.25%            7.78%


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

                                                                  As of
                                                          ----------------------
                                                          June 30,      June 30,
                                                            2002          2001
                                                          ----------------------
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans ...................................      $  1,560      $  1,232
Accruing loans past due 90 days or more ............           708           495
Other real estate owned ............................            --            47
Total nonperforming assets .........................         2,268         1,774

Net charge-offs (For the fiscal year ended) ........      $    402      $    259

Loan mix:
  Commercial .......................................      $305,043      $209,889
  Real estate ......................................        45,418        40,587
  Installment and other consumer ...................        40,133        37,389
Total loans ........................................       390,594       287,865


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

                                                     For The                 For The
                                                  Quarter Ended         Twelve Months Ended
                                                     June 30,                June 30,
                                               --------------------------------------------
                                                 2002        2001        2002        2001
                                               --------------------------------------------
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income ............................   $  7,592    $  7,021    $ 28,520    $ 28,544
Interest expense ...........................      3,106       3,856      12,870      16,612
Net interest income ........................      4,486       3,165      15,650      11,932
Provision for loan losses ..................        728         221       2,265         889
Noninterest income .........................      2,046       1,894       7,915       6,313
Noninterest expense ........................      4,382       3,785      17,023      13,800
Income tax expense .........................        411         284       1,315       1,160
Net income .................................      1,011         769       2,962       2,396

Earnings per common share (basic) ..........   $   0.37    $   0.34    $   1.10    $   1.06
Earnings per common share (diluted) ........   $   0.36    $   0.34    $   1.08    $   1.04

AVERAGE BALANCES
Assets .....................................   $510,796    $401,102    $461,053    $384,890
Deposits ...................................    369,955     298,564     336,875     299,070
Loans ......................................    371,120     283,049     334,205     265,350
Stockholders' equity .......................     31,620      23,318      29,413      21,886

KEY RATIOS
Return on average assets (annualized) ......       0.79%       0.77%       0.64%       0.62%
Return on average common equity (annualized)      12.79%      13.19%      10.07%      10.95%
Net interest margin ........................       3.87%       3.45%       3.74%       3.36%
Efficiency ratio ...........................      67.06%      74.79%      72.20%      75.55%


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


                                                       For the Quarter Ended   For the Twelve Months Ended
                                                              June 30,                    June 30,
                                                     -----------------------------------------------------
                                                         2002         2001           2002         2001
                                                     -----------------------------------------------------

(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing costs   $       660   $       471   $     2,097   $     1,673
Trust department fees ............................           571           489         2,162         2,072
Deposit service fees .............................           276           251           995           816
Gain on sales of loans, net ......................           341           525         1,992         1,137
Securities gains (losses), net ...................             7             9             6           (14)
Other ............................................           191           148           663           629
   Total noninterest income ......................         2,046         1,893         7,915         6,313

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits ...................   $     2,765   $     2,173   $    10,077   $     8,014
Professional and data processing fees ............           299           300         1,411         1,160
Advertising and marketing ........................           169           186           604           580
Occupancy and equipment expense ..................           589           519         2,332         1,926
Stationery and supplies ..........................           115            99           476           352
Postage and telephone ............................           130           118           486           410
Other ............................................           315           390         1,637         1,358
   Total noninterest expenses ....................         4,382         3,785        17,023        13,800

WEIGHTED AVERAGE SHARES
Common shares outstanding (a) ....................     2,746,289     2,265,420     2,685,996     2,268,465
Incremental shares from assumed conversion:
    Options ......................................        68,620        36,712        57,809        45,869
Adjusted weighted average shares (b) .............     2,814,909     2,302,132     2,743,805     2,314,334

(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share


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